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SEPTEMBER  30,  1999


Board  of  Directors
EASTGATE ACQUISITIONS CORPORATION

Gentlemen:

         I have acted as counsel or EASTGATE ACQUISITIONS CORPORATION (the "Corporation") in connection with the registration on Form SB-2 (the "registration statement") of 1,500,000 shares of the Corporation's common stock, $.0001 par value per share registering the shares of common stock of the selling stockholders enumerated on Schedule "A" attached hereto.

         On the basis of investigation as I deemed necessary, I am of the opinion that:
     (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of Nevada; and
     (2) the common shares have been duly authorized and are validly issued, fully paid and nonassessable.

            I consent to the use of my name under the heading "Validity of shares of common stock" in the prospectus included in the registration statement and to the filing of this opinion as an Exhibit to the registration statement.


Very  truly  yours,


HARRY  WINDERMAN,  ESQ.